EXHIBIT 10.2.9

EMPLOYMENT AGREEMENT

between

MARTHA A. BURGER

and

CHESAPEAKE ENERGY CORPORATION

Effective April 1, 2003

TABLE OF CONTENTS (continued)

10.	Arbitration		8

11.	Miscellaneous		9
	11.1	Time	9
	11.2	Notices	9
	11.3	Assignment	9
	11.4	Construction	9
	11.5	Entire Agreement	9
	11.6	Binding Effect	10
	11.7	Legal Fees	10
	11.8	Supersession	10

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective April 1, 2003, between CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation (the “Company”), and MARTHA A. BURGER, an individual (the “Executive”) and replaces and supersedes that certain Employment Agreement between Company and Executive dated July 1, 2000.

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to make the Executive’s services available to the Company.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. The Executive is engaged as an employee of the Company, and the Executive and the Company do not intend to create a joint venture, partnership or other relationship which might impose a fiduciary obligation on the Executive or the Company in the performance of this Agreement.

2. Executive’s Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive’s best efforts and due diligence to assist the Company in achieving the most profitable operation of the Company and the Company’s affiliated entities consistent with developing and maintaining a quality business operation.

2.1	Specific Duties. The Executive will serve as Treasurer and Senior Vice President—Human Resources for the Company. The Executive will perform all of the services required to fully and faithfully execute the office and position to which the Executive is appointed and such other services as may be reasonably requested by the Executive’s supervisor. During the term of this Agreement, the Executive may be nominated for election or appointed to serve as a director or officer of the Company’s subsidiaries as determined in the board of directors’ sole discretion.

2.2	Supervision. The services of the Executive will be requested and directed by the Chief Financial Officer and Executive Vice President, Mr. Marcus C. Rowland, and the Chief Executive Officer, Mr. Aubrey K. McClendon.

2.3	Rules and Regulations. The Company currently has an Employment Policies Manual which sets forth the general human resources policies of the Company and addresses frequently asked questions regarding the Company. The Executive agrees to comply with the Employment Policies Manual except to the extent inconsistent with this Agreement. The

Employment Policies Manual is subject to change without notice in the sole discretion of the Company at any time.

2.4	Stock Investment. The Executive agrees to hold not less than one thousand (1,000) shares of the Company’s common stock during the term of this Agreement.

3. Other Activities. Unless the Executive has obtained the prior written approval of the board of directors of the Company, the Executive will not: (a) engage in business independent of the Executive’s employment by the Company; (b) serve as an officer, general partner or member in any corporation, partnership, company, or firm; (c) directly or indirectly invest in, participate in or acquire an interest in any oil and gas business, including, without limitation, (i) producing oil and gas, (ii) drilling, owning or operating oil and gas leases or wells, (iii) providing services or materials to the oil and gas industry, (iv) marketing or refining oil or gas, or (v) owning any interest in any corporation, partnership, company or entity which conducts any of the foregoing activities. The limitation in this paragraph 3 will not prohibit an investment by the Executive in publicly traded securities; or the continued direct ownership and operation of oil and gas interests and leases to the extent such interests were owned by the Executive on the Executive’s first date of employment with the Company. The Executive agrees not to directly or indirectly acquire any additional oil and gas interests or increase ownership of any oil and gas interests owned by the Executive on the Executive’s first date of employment with the Company.

4. Executive’s Compensation. The Company agrees to compensate the Executive as follows:

4.1	Base Salary. A base salary (the “Base Salary”), at the initial annual rate of not less than Two Hundred Seventy Five Thousand Dollars ($275,000.00) will be paid to the Executive in equal semi-monthly installments beginning April 15, 2003 during the term of this Agreement.

4.2	Bonus. In addition to the Base Salary described at paragraph 4.1 of this Agreement, the Company may periodically pay bonus compensation to the Executive. Any bonus compensation will be at the absolute discretion of the Company in such amounts and at such times as the board of directors of the Company may determine.

4.3	Equity Compensation. In addition to the compensation set forth in paragraphs 4.1 and 4.2 of this Agreement, the Executive may periodically receive grants of stock options or awards from the Company’s various equity compensation plans, subject to the terms and conditions thereof.

4.4	Benefits. The Company will provide the Executive such retirement benefits, reimbursement of reasonable expenditures for dues, travel and entertainment and such other benefits as are customarily provided by the Company and as are set forth in and governed by the Company’s Employment Policies Manual. The Company will also provide the Executive the opportunity to apply for coverage under the Company’s medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will make such coverage available to the Executive on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The following specific benefits will also be provided to the Executive at the expense of the Company:

4.4.1	Vacation. The Executive will be entitled to take three (3) weeks of paid vacation each twelve months during the term of this Agreement. No additional compensation will be paid for failure to take vacation and no vacation may be carried forward from one twelve month period to another.

4.4.2	Membership Dues. The Company will reimburse the Executive for: (a) the monthly dues necessary to maintain a full membership in a country club in the Oklahoma City area selected by the Executive in an amount not to exceed Five Hundred Dollars ($500.00) per month; and (b) the reasonable cost of any approved business entertainment at such country club. All other costs, including, without implied limitation, any initiation costs, initial membership costs, personal use and business entertainment unrelated to the Company will be the sole obligation of the Executive and the Company will have no liability with respect to such amounts.

4.5	Change of Control Payment. If, during the term of this Agreement, there is a “Change of Control” the Executive will be entitled to a payment (in addition to any other amounts payable to the Executive under this Agreement or otherwise) in an amount equal to the Executive’s then current Base Salary under paragraph 4.1 of this Agreement plus the actual bonuses paid to the Executive during the twelve (12) calendar months preceding the Change of Control under paragraph 4.2 of this Agreement or its predecessor. The right to such compensation is subject to the Executive’s continued compliance with each of the provisions of this Agreement. If the foregoing amount is not paid within thirty (30) days after a Change of Control the unpaid amount will bear interest at the per annum rate equal to twelve percent (12%). For the purpose of this Agreement, a “Change of Control” means the occurrence of any of the following:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this paragraph, the following acquisitions by a Person will not constitute a

Change of Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) below;

(b) the individuals who, as of the date hereof, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof;

(c) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the

Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or,

(d) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

4.6	Compensation Review. The compensation of the Executive will be reviewed not less frequently than annually by the board of directors of the Company.

5. Term. The employment relationship evidenced by this Agreement is an “at will” employment relationship and the Company reserves the right to terminate the Executive at any time with or without cause. In the absence of such termination, this Agreement will extend for a term of three (3) years commencing on April 1, 2003, and ending on June 30, 2006 (the “Expiration Date”).

6. Termination. This Agreement will continue in effect until the expiration of the term stated at paragraph 5 of this Agreement unless earlier terminated pursuant to this paragraph 6.

6.1	Termination by Company. The Company will have the following rights to terminate this Agreement:

6.1.1	Termination without Cause. The Company may terminate this Agreement without cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than sixty (60) business days after the date of such notice (the “Termination Date”). In the event the Executive is terminated without cause, or the Company elects not to renew this Agreement, the Executive will receive as termination compensation: (a) Base Salary for a period of ninety (90) days; (b) any benefits payable by operation of paragraph 4.4 of this Agreement; and (c) any vacation pay accrued through the Termination Date. The right to the foregoing termination compensation under clause (a) above: (i) is subject to the Executive’s execution of the Company’s standard termination agreement releasing all legally waivable claims against the Company and the Executive’s compliance with each of the provisions of this Agreement; and (ii) will be reduced by the number of days remaining in the one year period after any change of control payment under paragraph 4.5 of this Agreement.

6.1.2	Termination for Cause. The Company may terminate this Agreement for cause if the Executive: (a) misappropriates the property of the Company or commits any other act of dishonesty; (b) engages in personal misconduct which materially injures the Company; (c) willfully violates any law or regulation relating to the business of the Company which results in injury to the Company; or (d) willfully and repeatedly fails to perform the Executive’s duties hereunder. In the event this Agreement is terminated for cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the Termination Date.

6.2	Termination by Executive. The Executive may voluntarily terminate this Agreement with or without cause by the service of written notice of such termination to the Company specifying a Termination Date no sooner than thirty (30) days after the date of such notice. In the event this Agreement is terminated by the Executive, neither the Company nor the Executive will have any further obligations hereunder including, without limitation, any obligation of the Company to provide any further payments or benefits to the Executive after the Termination Date.

6.3	Incapacity of Executive. If the Executive suffers from a physical or mental condition which in the reasonable judgment of the Company’s management prevents the Executive in whole or in part from performing the duties specified herein for a period of three (3) consecutive months, the Executive may be terminated. Although the termination may be deemed as a termination for cause, any compensation payable under paragraph 4 of this Agreement will be continued for ninety (90) days following the Termination Date. Notwithstanding the foregoing, the Executive’s Base Salary specified in paragraph 4.1 of this Agreement will be reduced by any benefits payable under any disability plans.

6.4	Death of Executive. If the Executive dies during the term of this Agreement, the Company may thereafter terminate this Agreement without compensation to the Executive’s estate except: (a) the obligation to continue the Base Salary payments under paragraph 4.1 of this Agreement for ninety (90) days following the date of the Executive’s death; and (b) the benefits described in paragraph 4.4 of this Agreement accrued through the date of the Executive’s death.

6.5	Effect of Termination. The termination of this Agreement will terminate all obligations of the Executive to render services on behalf of the Company from and after the Termination Date, provided that the Executive will maintain the confidentiality of all information acquired by the Executive during the term of Executive’s employment in accordance with paragraph 7 of this Agreement. Except as otherwise provided in paragraph 6 of this Agreement, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company in the Executive’s possession will remain the property of the Company. The Executive will have the right to retain and remove all personal property and effects which are owned by the Executive and located in the offices of the Company. All such personal items will be removed from such offices no later than two (2) days after the Termination

Date, and the Company is hereby authorized to discard any items remaining and to reassign the Executive’s office space after such date. Prior to the Termination Date, the Executive will render such services to the Company as might be reasonably required to provide for the orderly termination of the Executive’s employment.

7. Confidentiality. The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company or is the foundation on which the business of the Company is predicated. The Executive agrees not to disclose to any person other than the Company’s employees or the Company’s legal counsel nor use for any purpose, other than the performance of this Agreement, any confidential information (“Confidential Information”). Confidential Information includes data or material (regardless of form) which is: (a) a trade secret; (b) provided, disclosed or delivered to Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, employees, borrowers or customers of the foregoing. However, Confidential Information shall not include any information, data or material which at the time of disclosure or use was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party, or was otherwise developed or obtained independently by the person to whom disclosed without a breach of this Agreement. On request by the Company, the Company will be entitled to the return of any Confidential Information in the possession of the Executive. The Executive also agrees that the provisions of this paragraph 7 will survive the termination, expiration or cancellation of this Agreement for a period of three (3) years. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. For purposes of paragraphs 7, 8, and 9 of this Agreement, the Company expressly includes any of the Company’s affiliated corporations, partnerships or entities.

8. Noncompetition. For a period of twelve (12) months after Executive is no longer employed by the Company as a result of either the resignation by the Executive pursuant to paragraph 6.2 above or termination for cause pursuant to paragraph 6.1.2 above, the Executive will not solicit, induce, entice or attempt to entice any employee, contractor, customer, vendor or subcontractor to terminate or breach any relationship with the Company or the Company’s affiliates for the Executive’s own account or for the benefit of another party. The Executive further agrees that the Executive will not circumvent or attempt to circumvent the foregoing agreements by any future arrangement or through the actions of a third party.

9. Proprietary Matters. The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, know-how or intellectual property that are generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive’s regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know-how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how. However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Executive and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) shall not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company or its affiliates.

10. Arbitration. The parties will attempt to promptly resolve any dispute or controversy arising out of or relating to this Agreement or termination of the Executive by the Company. Any negotiations pursuant to this paragraph 10 are confidential and will be treated as compromise and settlement negotiations for all purposes. If the parties are unable to reach a settlement amicably, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrator’s judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. Except for damages arising out of a breach of paragraphs 7, 8 or 9 of this Agreement, the arbitrator is not empowered to award total damages (including compensatory damages) which exceed 200% of compensatory damages and each party hereby irrevocably waives any damages in excess of that amount. The arbitration will be held in Oklahoma County, Oklahoma. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction and the parties hereby consent to the jurisdiction of, and proper venue in, the federal and state courts located in Oklahoma County, Oklahoma. Each party will bear its own costs in connection with the arbitration and the costs of the arbitrator will be borne by the party who the arbitrator determines did not prevail in the matter. Unless otherwise expressly set forth in this Agreement, the procedures specified in this paragraph 10 will be the sole and exclusive procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party’s judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

11. Miscellaneous. The parties further agree as follows:

11.1	Time. Time is of the essence of each provision of this Agreement.

11.2	Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:	Chesapeake Energy Corporation
Post Office Box 18496
Oklahoma City, OK 73154-0496
Attn: Aubrey K. McClendon

To the Executive:	Martha A. Burger
2608 West Country Club Drive
Oklahoma City, OK 73116

11.3	Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement; provided, however, the Company may assign this Agreement to any wholly owned affiliate or subsidiary of the Company without Executive’s consent.

11.4	Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma and any litigation relating to this Agreement will be conducted in a court of competent jurisdiction located in Oklahoma County, Oklahoma.

11.5	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto.

11.6	Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof, and the Executive waives the consent requirement of paragraph 11.3 to effect such assumption.

11.7	Legal Fees. If any party institutes an action or proceeding against any other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party to such action or proceeding will reimburse the successful party therein for the reasonable expenses of any legal fees incurred by the successful party, except with respect to any arbitration proceeding conducted pursuant to paragraph 10 above.

11.8	Supersession. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive will be bound by the terms of this Agreement and the Employment Policies Manual and not by any other agreements or otherwise. In the event of a conflict between the Employment Policies Manual and this Agreement, this Agreement will control in all respects.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

By:
Aubrey K. McClendon, Chief Executive Officer (the “Company”)

By:
Martha A. Burger, Individually (the “Executive”)

10